Exhibit 99.1

Schick Technologies and Sirona Dental Systems Complete Merger Transaction

•                  Combined company  named “Sirona Dental Systems Inc.” with its stock to trade under ticker symbol “SIRO”

•                  Creates Premier, Global Provider of High Technology Dental Equipment

•                  Brings together industry leaders with highly complementary strengths and customer bases

•                  Creates global leader in high-tech dental equipment, with sales of approximately $530 million worldwide, including over $180 million in North America

•                  Unites world-class R&D capabilities to accelerate product development with combined R&D spending of approximately $34 million

•                  Combined company expects to achieve annual synergies of $5-7 million within 12-24 months after closing

LONG ISLAND CITY, N.Y., June 20, 2006—Sirona Dental Systems Inc. (NASDAQ: SIRO), one of the world’s leading manufacturers of high-technology dental equipment, today announced the closing of its merger transaction with Schick Technologies, Inc. (NASDAQ: SCHK), a leading innovator in digital radiographic imaging systems and devices for the dental industry. The combined Company is named Sirona Dental Systems, Inc. and, effective June 21, 2006, its common stock will trade on the Nasdaq National Market under a new ticker symbol, “SIRO.”  The Company’s corporate headquarters are located in Bensheim, Germany, with U.S. headquarters in Long Island City, New York.

The merger creates a company with a strong global presence and breadth of products based on complementary technologies, geographic coverage and channel strengths. Schick has a leading position in digital intra-oral imaging systems in North America, while Sirona is a leading supplier of CAD/CAM restoration equipment (CEREC), panoramic and intra-oral imaging systems, treatment centers and instruments worldwide.

Jost C. Fischer, Chairman, President and Chief Executive Officer of the combined Company, stated, “We are very pleased that our merger with Schick Technologies has been completed and look forward to working with their talented team. We believe that, as a result of our combined strengths, Sirona will be best positioned  in the industry to leverage opportunities into further and sustained growth. The merger with Schick supports our strategy of maintaining our leadership position in high-tech dental equipment. Together, we further strengthen our capabilities within dental healthcare by enabling our partners to offer customers the most comprehensive and innovative portfolio of product offerings in the dental industry.”

Jeffrey T. Slovin, Executive Vice-President of the combined Company and Chief Operating Officer of its U.S. Operations, commented, “This merger is a natural fit. Our highly skilled and deeply experienced colleagues at Sirona have created a strong, long-term reputation for serving their customers with credibility and success. In this industry, with the growth dynamics that we each have experienced, the merging of our human talent achieves a key strategic objective and supports our ability to capitalize on the opportunities before us. Additionally, this combination is more powerful because of our shared heritage of innovation, service, quality, reliability and integrity. Joining the Sirona family is the right fit for Schick and we look forward to rapidly integrating our operations and capitalizing on the power of this combination.”

The combined Company will have more than 1,900 employees in five continents. Sirona’s revenues for its last fiscal year, the 12 months ended September 30, 2005, were $464 million. Schick’s revenues for its last fiscal year, the 12 months ended March 31, 2006, were $70 million. The combined Company expects to achieve annual synergies of $5-7 million within 12-24 months after the close. The business combination is expected to be accretive to Schick’s calendar 2006 cash earnings per share.

The Company plans to pay the previously-announced special cash dividend of $2.50 per share of Common Stock on June 22, 2006. The dividend will be paid to the Company’s shareholders of record as of the close of business on June 19, 2006.

About Sirona Dental Systems

Recognized as one of the world’s leading manufacturers of high quality dental equipment and technologies, Sirona (formerly Siemens Dental) has served equipment dealers and dentists worldwide for more than 125 years. Sirona develops, manufactures, and markets a complete line of dental products, including the CAD/CAM restoration equipment (CEREC), digital and film-based intra-oral, panoramic and cephalometric X-ray imaging systems, dental treatment centers and handpieces. On June 20, 2006, Sirona completed its merger with Schick Technologies, an ISO 9001 certified company, which designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets, based on proprietary digital imaging technologies. Sirona is committed to creating and supporting the most advanced dental technologies in the marketplace. Sirona’s worldwide headquarters are located in Bensheim, Germany, with U.S. headquarters in Long Island City, New York. Sirona is a management buyout, with Madison Dearborn Partners, LLC and Beecken Petty O’Keefe and Company, two leading Chicago-based private equity firms, as its lead equity investors. Visit http://www.Sirona.com for more information about Sirona and its products.

The Company’s beliefs as to any information in this announcement which is not historical constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These matters are subject to various factors which could cause actual events and results to differ materially from such statements. Such factors include uncertainties as to the combined Company’s ability to capitalize on the merger and on future opportunities and to integrate the operations of Sirona and Schick, uncertainties as to the future sales volume of the Company’s products, the possibility of changing economic, market and competitive conditions, dependence on products, dependence on key personnel, technological developments, intense competition, market uncertainties, dependence on distributors, ability to manage growth, dependence on key suppliers, and other risks and uncertainties including those detailed in the Company’s filings with the Securities and Exchange Commission.

Contact: Kevin McGrath, Cameron Associates, 212-245-4577

Kevin@cameronassoc.com